AGREEMENT

                                by and between

INOTEB, S.A.
3, Villa de l'Industrie
93400 Saint-Ouen
France                                          ("Inoteb")

                                     and

3H HUMAN HEALTH HIGHTECH
PUBLIC LIMITED COMPANY
Company registered at Dublin under number 228980
with head office:
ICC House, 17 Dame Street, Dublin 2
Ireland                                         ("3H")

It is agreed:

Art. 1 Exclusivity

Inoteb grants to 3H, who agrees, the exclusive and unique distribution licence of all presently manufactured products of Inoteb. The future products are handled at articles 18 and 19. Under those conditions, they are an integral part of the agreement.

Art. 2 Territory

The rights granted by Inoteb to 3H are for the whole world except France.

Art. 3 Duration

The agreement is concluded for a minimum duration of 15 years. It will nevertheless automatically be extended for two years as long as Inoteb will manufacture the products concerned by the agreement, on the one hand, and as long as the patents that protect Inoteb's products will be valid, on the other hand.


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Each party will have the right to denounce this renewal by registered letter sent 6 months at least before the end of the current period.

Art. 4 Patents

The patents mentioned under article 3 are mentioned in the exhibit 1 considered as part of the agreement.

All complementary patents or improvements that Inoteb will have will be listed on the exhibit 2.

The conditions of the acquisition of the exploitation of emption or preemption of the rights are defined in the article 18 and 19. The exhibit 2 is fully part of the present agreement.

Art. 5 Production

The rights granted by Inoteb to 3H do not concern the manufacture of the product which is the exclusive right of Inoteb

But on the other hand, as soon as Inoteb will stop the production of one of its products concerned by the agreement, 3H will automatically be authorized to manufacture the said product, unless Inoteb has voluntarily stopped the production to start the production of a new product considered more adapted or performant than the previous products.

The right to manufacture the product will also and automatically belong to 3H if Inoteb will not be able to produce enough quantity to satisfy on time the orders of 3H or of one or more affiliated to which 3H will sub-licence all or parts of the rights of the agreement.

This right to manufacture will also and automatically be transferred to 3H in case of violation of the emption and preemption rights granted to 3H in clause 7.

As soon as 3H will be entitled to produce Inoteb will immediately transfer to 3H, without any counterparts the knowhow necessary for the production.


Art. 6 Sub-licence

In order to satisfy to the execution of the worldwide but France agreement, 3H will sub-licence all or parts of its rights to third parties for specified territories.

It is agreed that 3H will sub-licence its rights under its fully and exclusive responsibility towards Inoteb.


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3H will pay to Inoteb 10% of any amount that it will receive for the sub-licence from the third parties in exhange of the help brought by Inoteb for the recruitment of the third parties and the starting training of the third parties.

Art. 7 Patents ownership

Inoteb will remain exclusive owner of its present or future patents. Nevertheless Inoteb grants to 3H an emption right for those patents, that 3H will be entitled to partially or totally exercice, at its will, in case of

      1) Cessation of the production of one product by Inoteb and for the patent concerned by that product.

      2) Bankruptcy or chapter 11 for Inoteb for in that case will have an emption right to purchase any of Inoteb's patents.

On the other hand, Inoteb grants to 3H a pre-emption right for the same patents.

These emption and pre-emption rights are granted to 3H for the duration of the patents and/or of the extension and/or improvement of the same patents.

The price that 3H should pay to Inoteb will be established as follows:

For the patent concerning exploited products by 3H for at least 3 years, 3H will pay to Inoteb three times the average net annual profit after taxes made by Inoteb and coming from the sale of the product protected by the concerned patent to 3H or to its sub-licencees. The average net annual profit after taxes will be determined by the average of the three last fiscal years.

For the patents concerning products exploited for less than three years by 3H, 3H will pay to Inoteb three times the average net annual profit after taxes, made by Inoteb and coming from the sale of the protected product by the concerned patent to 3H or its sub-licencees. The average net annual profit after taxes will be determined by the average of the two last fiscal years concerned or by the net profit coming from thesole year of exploitation. The price will be increased by the expenses made for the protection by Inoteb concerning the said patent since the signature of the agreement with 3H.

For the patent concerning the products which are not yet in exploitation by 3H, 3H will have to pay to Inoteb the price paid by Inoteb or its subsidiaries for the industrial protection since the initial registration of the patent.


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As long as Inoteb remains exclusive owner of its patents, Inoteb undertakes to maintain said patents in all conditions allowed by the laws. Inoteb will have to defend against patent infringements, claims brought by others and to defend against infringement by other parties. In return, as long as Inoteb will sell its products to 3H or its sub-licencees, the royalties will be included in the price billed by Inoteb. If Inoteb would not sell itself the said product, it will receive royalties concerning this patent at the rate of 5% of the turnover made by 3H or its sub-licencees under condition that these royalties added to the sale price to 3H or its sub-licencees does not infring the article 14.

Art. 8 Registrations

Inoteb undertakes to deliver to 3H and/or its sub-licencees all documentation useful in order to register in the concerned countries.

Art. 9 Documentation

Inoteb will deliver free of cost to 3H the documentation mentioned on the exhibit 3 listing all the existing documents concerning the concerned products.

Inoteb will deliver all technical information concerning the said products.

Art. 10 Training

Inoteb undertakes to deliver to 3H or to any third party designated by 3H all the assistance in formation in order to facilitate the promotion and the utilisation of the products. The travel cost will be paid by 3H.

Art. 11 Trademarks

The trademarks will remain under Inoteb's ownership. Nevertheless, the present licence agreement gives to 3H the exploitation right of the products under their tradename. In return, royalties will be included in the price made by Inoteb to 3H unless Inoteb would not sell itself the said products. In that case, Inoteb will receive royalties for its trademarks at the rate of 2% of the turnover made by 3H or its sub-licencees. It is agreed that these 2% added to the price to 3H or its sub-licencees must not infringe the article 14.


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Art. 12 Purchase from Inoteb and sales to thirds

3H and the third parties mentioned at article 6 purchase from Inoteb and sell to thirds the products on the contract at their own name and for their own account.

Art. 13 Advertising and headed notepaper

3H and the third parties mentioned at article 6 are authorized to use the marks and the charateristic symbols of Inoteb in their advertising and on their headed notepaper. They will make this advertising at their own name and for their own account and at their own expense.

The new documents that could be created by 3H or by its sub-licencees concerning Inoteb products will have to be submitted to the return agreement of the Scientific and Medical Direction of Inoteb prior to distribution.

Art. 14 Inoteb's prices

Inoteb will have to invoice to 3H and to the third parties mentioned at article 6 at prices not higher than the prices invoiced, for the same products, to its agent in France.

If the competent authority of one or more countries should require prices to the clients at an amount that will not allow 3H or the third parties mentioned at article 6 to make an equitable profit, Inoteb will have to adapt its own prices for the concerned countries in order to allow 3H to make that equitable profit.

Art. 15 Competition

3H will not have the right to act for any direct competitor of Inoteb without the previous written agreement of Inoteb.

Art. 16 Other obligations of Inoteb

Inoteb undertakes to deliver to 3H and to the third parties mentioned at article 6 the products on time and in adequate quantity. Inoteb is not allowed to deliver the products concerned by this agreement outside of France unless to 3H or to its sublicencees. However, this prohibition does not concern the present distributors of Inoteb at the day of the signature of this agreement and of which the list is attached as exhibit 4. This derogation will be valid during the contract of such distributors but such contracts will not be renewed or extended unless 3H agrees.


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If one of the third parties at article 6 would not abide by the exclusivity granted to another third party 3H will inform Inoteb that will deliver the products to such third party only with the agreement of 3H who could also require the stoppage of all deliveries to such third parties. If 3H or one of the third parties mentioned at article 6 would not abide by the exclusivity granted by Inoteb to one of the distributors mentioned on exhibit 4, Inoteb could stop the deliveries to this third party.

Art. 17 Other obligations of 3H

By 60 days following the signature of the agreement 3H irrevocably undertakes to pay Inoteb FF 1,000,000 (one million french francs). In addition 3H undertakes to let Inoteb realize, directly or by the third parties mentioned at article 6, a minimum turnover of FF 7,500,000 (seven and a half million french francs) from the date of the signature of this agreement until 31st december 1997. If one or other of these two conditions is not fullfilled by 3H, Inoteb will be entitled to give up this agreement.

Art. 18 Future products

The future products listed in this article, that is those concerning directly or undirectly

      A - the applications for the osteoporosis B - the autologue biological glue C - the coral and growth factor will be automatically inserted in this agreement within the limits that 3H fullfills the following conditions:

        a - for A: payment to Inoteb of FF 2,000,000 (two million french francs) for B: payment to Inoteb of FF 3,000,000 (three million franch francs) for C: payment to Inoteb of FF 1,500,000 (one million and a half french francs)

        b - under the following calendar

            FF 500,000 by 30th June 1995 FF 500,000 by 30th September 1995 FF 2,250,000 by 31st December 1995 FF 1,625,000 by 30th June 1996 FF
            1,625,000 by 31st December 1996


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If 3H has not totally paid the agreed amounts on time, it will loose the rights for the exclusive licence.

Art. 19 Future products other than those mentioned at article 18

With the payment FF 6,500,000 (six and a half million french francs) mentioned at article 18, 3H will obtain a preemption right for all new product of Inoteb.

The exclusive licence would be granted to 3H only if 3H will have paid the necessary amounts for the R&D or an amount at least equal to the one proposed by another party to acquire the same rights.

Art. 20 Improvement and derived of the existing and future products

The improvements and derived of the existing or future products will be concerned by this agreement as for the original products themselves.

Art. 21 Applicable law

The french law will be exclusively applicable to the present agreement.

Art. 22 Arbitration and for

For any claim that could oppose the parties, unless an agreement is reached, will be of the exclusive competence of the arbitration court of the International Chamber of Commerce of Paris.


                              Done in Paris, this May 13, 1995


INOTEB S.A: s/ J.L. Patat
            ------------------

3H HUMAN HEALTH HIGHTECH PUBLIC LIMITED COMPANY:________________________


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